AMENDED SCHEDULE B

to Investment Advisory and Administration Agreement

for Schwab Annuity Portfolios

The Fees listed below are for services provided under this Agreement and are to be accrued daily and paid monthly in arrears:

Fund	Fee

Schwab Money Market Portfolio	Thirty-five one-hundredths of one percent (0.35%) of the Fund’s average daily net assets not in excess of $1 billion, thirty-two one-hundredths of one percent (0.32%) of such net assets over $1 billion, but not in excess of $10 billion, thirty one-hundredths of one percent (0.30%) of such net assets over $10 billion, but not in excess of $20 billion, twenty-seven one-hundredths of one percent (0.27%) of such net assets over $20 billion, but not in excess of $40 billion and twenty-five one-hundredths of one percent (0.25%) of such net assets over $40 billion.

Schwab MarketTrack Growth Portfolio II	Forty-four one-hundredths of one percent (0.44%) of the Fund’s average daily net assets not in excess of $500 million and thirty-nine one-hundredths of one percent (0.39%) of such net assets over $500 billion.

Schwab S&P 500 Portfolio	Fifteen one-hundredths of one percent (0.15%) of the Fund’s average daily net assets not in excess of $500 million; nine one-hundredths of one percent (0.09%) of such net assets over $500 million but not in excess of $5 billion; eight one-hundredths of one percent (0.08%) of the Fund’s daily net assets over $5 billion but not in excess of $10 billion; and seven one-hundredths of one percent (0.07%) of such net assets over $10 billion.

Schwab VIT Balanced Portfolio	Forty-five one-hundredths of one percent (0.45%) of the Fund’s average daily net assets.

Schwab VIT Balanced with Growth Portfolio	Forty-five one-hundredths of one percent (0.45%) of the Fund’s average daily net assets.

Schwab VIT Growth Portfolio	Forty-five one-hundredths of one percent (0.45%) of the Fund’s average daily net assets.

SCHWAB ANNUITY PORTFOLIOS

By:	/s/ Omar Aguilar
Name:	Omar Aguilar
Title:	Senior Vice President and Chief Investment Officer

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

By:	/s/ Marie Chandoha
Name:	Marie Chandoha
Title:	President and Chief Executive Officer

Dated: February 8, 2013